EXHIBIT 21.1

              SUBSIDIARIES OF ENVIRONMENTAL TECHNOLOGIES USA, INC.


1.       United Recycling, Inc., a Minnesota corporation

2.       Clean Green Packing Company of Minnesota, Inc., a Minnesota corporation

3. Minnesota Starch Polymers, Inc. (f/k/a Clean Green Polymers, Inc.), a Minnesota corporation (owned 20% by Environmental Technologies USA, Inc.)